Exhibit 5.2

                        [Bass & Ullman, P.C. Letterhead]



                                October 24, 1996


Sentra Securities Corporation
2355 Northside Drive, Suite 200
San Diego, CA  92108

Spelman & Co., Inc.
2355 Northside Drive, Suite 200
San Diego, CA  92108

As Representatives of the Several Underwriters
Named in the Underwriting Agreement
Re MD Labs, Inc.

                Re:  Amendment No. 1 to Form SB-2 - MD Labs, Inc.
                     To be filed with SEC on October 25, 1996
                     --------------------------------------------

Dear Sirs:

         We have acted as special counsel to MD Labs, Inc. with regard to FDA, FTC and local licensing matters. In this regard we have reviewed the above described Registration Statement as regards the sections entitled RISK FACTORS - Absence of Clinical Studies, Scientific Review and Testing, Uncertainty and Potential Negative Effects of Government Regulations, Noncompliance with Government Regulations and Effect of Discontinued Product; and BUSINESS - Government Regulation.

         As of the stated effective date, we have no reason to believe that such sections (a) contain any untrue statement of a material fact, or (b) omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         We note that our opinion is in part based upon information supplied to us by the Company and its management, which we have relied on. Facsimile or other copies of this opinion may be used to serve as an original.

                                Sincerely yours,

                                BASS & ULLMAN, P.C.

                                /s/ Jacob Laufer
                                Jacob Laufer

JL/ng